SECOND AMENDED AND RESTATED MANAGEMENT SERVICES
AND ALLOCATION OF EXPENSES AGREEMENT

        THIS SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AND ALLOCATION OF EXPENSES AGREEMENT, made as of this 1st day of January, 2004, by and between InvestorsBank, a Wisconsin banking organization (“Bank”), on the one hand, and The Middleton Doll Company, Bando McGlocklin Small Business Lending Corporation (such corporations collectively referred to herein as “Bando”), and Lee Middleton Original Dolls, Inc. (hereinafter called “LMOD”) (all three corporations being Wisconsin corporations), on the other hand.

        WHEREAS, the Bank and Bando have hereunto established a contractual relationship under an Amended and Restated Management Services and Allocation of Expenses Agreement, dated as of May 9, 2001 between such parties, in order to permit employees of the Bank to manage the loans (i) made by Bando that are either on Bando’s balance sheet or sold by Bando but for which Bando retains servicing obligations; and (ii) originated by the Bank or other financial institutions which are purchased by Bando (in whole or in part) (collectively, the “Bando Loans”), to permit Bank employees to provide accounting services to Bando, to provide leased property services to Bando and to share certain overhead expenses as between the Bank and Bando, all in accordance with the terms and conditions of such agreement; and

        WHEREAS, Bando and the Bank each possess similar loan assets requiring loan administration services and expertise; and

        WHEREAS, the Bank employs persons with the necessary qualifications and expertise to manage and provide loan administration services to the Bando Loans, to provide accounting services to Bando and to provide leased property services; and

        WHEREAS, it is in the best interest of the Bank and Bando to share certain overhead expenses in order to maximize the savings to the Bank and Bando; and

        WHEREAS, the Bank and Bando wish to provide for additional services to be provided by the Bank to Bando, such additional services to consist of services in connection with loan defaults and workouts, loan monitoring services, credit analysis of current and prospective borrowers, lease defaults and workouts, lease monitoring services and credit analysis of current lessees and prospective lessees; and

        WHEREAS, Bando wishes to insure that such additional services will be performed by George R. Schonath, or under his supervision; and

        WHEREAS, Bando wishes to obtain the consent of the Bank that George R. Schonath shall continue as President and Chief Executive Officer of Bando; and

        WHEREAS, LMOD wishes to (i) obtain the services of George R. Schonath to perform certain management services described herein, (ii) ensure that such management services will be provided by George R. Schonath, or under his supervision, and (iii) and obtain the consent of the Bank that George R. Schonath shall continue as its Chairman and Chief Executive Officer;

        NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Loan Management and Related Services to Bando.

        (a)     The Bank shall service and administer the Bando Loans and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Bank may deem necessary or desirable including, but not limited to, the following:

        The Bank may waive, modify or vary any term of any Bando Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any obligor if, in the Bank’s determination, such waiver, modification, postponement or indulgence is in the best interests of Bando; provided, however, that, unless the obligor is in default with respect to a Bando Loan, or such default is, in the judgment of the Bank, imminent, the Bank may not permit any modification with respect to any Bando Loan that would change the loan interest rate, defer or forgive the payment of any principal or interest (unless in connection with the liquidation of the related Bando Loan), or extend the final maturity date on such Bando Loan. All out of pocket costs incurred by the Bank, including but not limited to, the cost of appraisals, title insurance and attorneys’ fees shall be added to the amount owning under the related Bando Loan. Without limiting the generality of the foregoing, the Bank shall continue and is hereby authorized and empowered to execute and deliver on behalf of Bando all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Bando Loans and with respect to any mortgaged properties or other collateral. If reasonably required by the Bank, Bando shall furnish the Bank with any powers of attorney and other documents necessary or appropriate to enable the Bank to carry out its servicing and administrative duties under this Agreement.

        In addition to servicing and administering the Bando Loans, the Bank shall provide ongoing credit analysis with respect to the borrowers in Bando’s Loan portfolio as well as credit analysis of prospective borrowers. The Bank shall also provide all necessary services with respect to loan defaults and workouts, and shall provide ongoing loan monitoring services with respect to Bando’s Loan portfolio. The Bank shall provide the services of George R. Schonath to perform and/or supervise the services described in this paragraph. All out-of-pocket costs incurred by the Bank in providing such services described in this paragraph which are not covered by the immediately preceding paragraph shall be added to the amount owing under the related Bando Loan. The Bank agrees that George R. Schonath may continue as President and Chief Executive Officer of Bando, and may perform such services, and fulfill such obligations as are customary for a President and Chief Executive Officer.

        (b)     In consideration for the Bank’s loan management services to Bando under the first paragraph of Section 1.(a), the Bank shall charge and Bando shall pay on a monthly basis a fee equal to one twelfth of twenty five (25) basis points multiplied by the amount of Bando Loans outstanding at the end of the preceding month plus all of the Bank’s out of pocket expenses described in the first paragraph of Section 1.(a).

        (c)     As agent of Bando, Bank may originate loans for the benefit of Bando to Bando customers and shall be entitled to a loan origination and processing fee of $2,500 for each loan so originated and processed. For purposes of this Section 1.(c), “originate loans to Bando customers” means refinancing loans, renewing loans and making new loans to then existing Bando customers.

        (d)     From time to time, the Bank may sell, and Bando may purchase, participations in loans made by the Bank. Any such participations shall be made proportionately with the face amount of such loans and shall bear the same interest rate. No loan origination fees shall be paid with respect to such loans.

        2.    Leased Property Servicing.

        (a)     In general, Bank shall be Bando’s agent in all matters relating to the lease arrangements between Bando, as property owner, and lessees (the properties subject to such lease arrangements being called the “Leased Properties”), including the collection of rents and insuring that real estates taxes are duly paid and that insurance coverages are maintained. Bank, as Bando’s agent, shall deal directly with lessees and others in all matters pertaining to such leases. In addition, Bank shall use its best efforts to obtain properties to be owned by Bando and leased to corporations or others on a triple net lease basis. In furtherance thereof, Bank shall be responsible for obtaining properties, securing lessees, preparing all necessary papers and documents and tending to all closing activities.

        (b)     The Bank shall also provide credit analysis with respect to lessees of Leased Properties as well as credit analysis of prospective lessees. The Bank shall also provide all necessary services in connection with lease defaults and workouts, and shall provide ongoing lease monitoring services with respect to the Leased Properties. The Bank shall provide the services of George R. Schonath to perform and/or supervise the services described in the previous two sentences.

        (c)     On all properties originally acquired by Bando from Bando McGlocklin Real Estate Investment Corporation, Bando shall pay the Bank a monthly leased property servicing fee equal to one twelfth (1/12) of twenty five (25) basis points multiplied by Bando’s total cost of all such properties, as shown on its books and records.

        (d)     On all properties owned by Bando other than those identified in Section 2(c) above, Bando shall pay Bank a monthly leased property servicing fee equal to six percent (6%) of the rental fees received on such properties each month.

        3.    Accounting Services. The Bank shall provide accounting services to Bando in accordance with the terms of this Agreement, which services shall include, but not be limited to, the following: (a) the preparation of internal management reports; and (b) the preparation of external reports to shareholders and any applicable regulatory agencies. The Bank shall provide accounting services to LMOD in accordance with the terms of this Agreement, which services shall consist of the providing of internal management reports, and the providing of advice on accounting matters as requested by LMOD from time to time. The Bank shall maintain a record of the actual time spent by its employees in providing such accounting services to Bando and LMOD, collectively, and shall charge and Bando shall pay on a monthly basis for the actual costs of providing such services. The actual cost shall be the employee’s hourly rate, plus a pro rata share of the cost of bonuses and other benefits and perquisites of employment made available to such employee(s).

        4.    Management Services to be Provided to LMOD.

        Bank shall provide the following management services to LMOD in accordance with the terms of this Agreement, which services shall consist of the following:

        (a)     The Bank shall advise the management of LMOD regarding finances, costs and expenses and strategies.

        (b)     The Bank shall advise the management of LMOD with respect to the operations and business of LMOD.

        (c)     The Bank shall advise the management of LMOD with respect to sales and marketing.

The Bank shall provide the services of George R. Schonath to provide and/or supervise the performance of the foregoing services. The Bank hereby agrees that George R. Schonath may continue as Chairman and Chief Executive Officer of LMOD, and may perform such services, and fulfill such obligations, as are customary for a Chairman and Chief Executive Officer

        5.    Fees for Additional Services to Bando and LMOD. For the services of the Bank in connection with providing services in connection with (i) the credit analysis, loan default, loan workouts and ongoing loan monitoring services with respect to the Bando Loans, (ii) the credit analysis, lease defaults, lease workouts and ongoing lease monitoring with respect to the Leased Properties, and (iii) the management services to LMOD (as set forth in Sections 4), Bando shall pay to the Bank a monthly fee equal to one-twelfth (1/12) of $365,000.

        6.    Audits. Bando shall have the authority to audit the activities and services provided by the Bank on reasonable notice to the Bank and at Bando’s expense during the term of this Agreement.

        7.    Standard of Care. The Bank shall perform its responsibilities under this Agreement in accordance with its usual practices and shall employ or cause to be employed procedures (including collection, foreclosure and foreclosed property management procedures) and shall exercise the same degree of care to protect Bando’s interest in the Bando Loans and the Leased Properties managed by the Bank as it does its own assets. So long as the Bank exercises such care in the servicing and management of the Bando Loans and the Leased Properties, it shall not be under any liability to Bando with respect to anything it may do or refrain from doing in the exercise of its judgment or which may seem to the Bank to be necessary or desirable in the servicing and management of the Bando Loans and the Leased Properties, and the management of LMOD, except for its willful misconduct.

        8.    Representations. Subject to Section 7 hereof, the Bank has not made and does not make any representations or warranties, express or implied, with respect to, and the Bank does not assume and has no responsibility or liability for, the collectibility, enforceability or the validity of any of the Bando Loans, the documents evidencing such loans, or the financial condition of any borrower or any obligor on the loans or collateral securing the loans, or other information furnished by the Bank to Bando nor does the Bank assume any responsibility for the payment of rents or other payments required to be made by any lessee of the Leased Properties.

        9.    Overhead Expenses. Except with respect to computers and office supplies, the expenses of which shall be borne by the Bank with respect to 57.5% of such expenses and by Bando with respect to 42.5% of such expenses, the Bank and Bando shall share on an equal 50/50 basis, their overhead expenses. These expenses shall include, but not be limited to, expenses for telephones, receptionist services and other miscellaneous expenses. The Bank shall pay these expenses and shall charge Bando, and Bando shall pay for Bando’s share of all such expenses, on a monthly basis.

        10.    Noncompetition. Bando agrees that, except as specifically approved in writing by the Bank, Bando shall not originate any loans during the term of this Agreement and any renewal thereof, except that Bando, through the Bank, may make loans to then existing Bando customers, whether by refinancing outstanding loans, increasing outstanding amounts or making new loans. Notwithstanding the foregoing, Bando may, at its option, purchase loan participations (100% or less) from any other lending institution, including, but not limited to, the Bank.

        11.    Term. The term of this Agreement shall continue until December 31, 2004, at which time this Agreement shall be automatically renewed for successive one (1) year terms unless prior to the original termination date or any subsequent renewal date either Bank, on the one hand, or Bando and LMOD, on the other hand, provides the other party with written notice at least sixty (60) days in advance of the termination date of its intent that this Agreement not be automatically renewed upon the occurrence of the next scheduled termination date. This Agreement may also be terminated at any time by mutual written consent of the Bank, Bando and LMOD or by any party if any other party fails to perform as required by this Agreement. Upon termination, Bando or its designee shall assume all of the rights and obligations of the Bank with respect to the Bando Loans and the Leased Properties. The Bank shall, upon request of Bando but at the expense of the Bank, deliver to Bando all documents and records relating to the Bando Loans and the Leased Properties and an accounting of amounts collected and held by the Bank and otherwise use its best efforts to effect the orderly and efficient transfer of servicing rights and obligations to the assuming party.

        12.    Confidentiality. The Bank agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential, financial or business information of Bando or LMOD of which it learns during the course of its performance under this Agreement, without the prior consent of Bando or LMOD, as the case may be.

        13.    Books and Records. All books and records maintained by or for Bando shall be the property of Bando and shall be returned or provided to Bando by the Bank immediately upon Bando’s request.

        14.    Miscellaneous.

        (a)     This Agreement sets forth the entire understanding of the parties as to its subject matter and may not be modified except in writing executed by both parties.

        (b)     If any provision of this Agreement is held invalid or otherwise unenforceable, the validity or enforceability of the remaining provisions shall not be impaired thereby.

        (c)     This Agreement shall be governed by and construed under the laws of the State of Wisconsin.

INVESTORSBANK
By: /s/ George R. Schonath
George R. Schonath, Its President
THE MIDDLETON DOLL COMPANY
By: /s/ George R. Schonath
George R. Schonath, Its President
BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION
By: /s/ George R. Schonath
George R. Schonath, Its President
LEE MIDDLETON ORIGINAL DOLLS, INC.
By: /s/ George R. Schonath
George R. Schonath, Its President